UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 8, 2012

EpiCept Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51290	52-1841431
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

777 Old Saw Mill River Rd., Tarrytown, New York		10591
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-606-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 8, 2012, the registrant, EpiCept Corporation (the "Company"), entered into a Securities Purchase Agreement with an institutonal investor relating to the issuance and sale in a public offering of 2,000 shares (the "Shares") of the Company’s Series A 0% Convertible Preferred Stock, par value $.0001 per share (the "Preferred Stock"), at a price of $1,000 per share, and warrants to purchase 5.0 million shares of Common Stock (the "Warrants," and together with the Shares, the "Securities"). The Shares of Preferred Stock are convertible into an aggregate of 10.0 million shares of the Company’s Common Stock. The closing is expected to occur on or before February 13, 2012. Net proceeds to the Company from the sale of the Securities will be approximately $1.8 million. The Company intends to use the net proceeds it receives to meet the Company’s working capital needs, repay indebtedness and for general corporate purposes. The proceeds of this offering together with existing cash are expected to be sufficient to fund operations into the third quarter of 2012. A copy of the Securities Purchase Agreement is attached hereto and incorporated herein by reference as Exhibit 10.1.

The Preferred Stock was created by the filing of a Certificate of Designation with the Delaware Secretary of State on February 8, 2012, a copy of which is attached hereto and incorporated herein by reference as Exhibit 3.1. Each share of Preferred Stock is convertible, at the option of the holder thereof, into that number of shares of Common Stock (subject to certain limitations set forth in the Certificate of Designation) determined by dividing the Stated Value of such share of Series A Preferred, which is initially $1,000, by the Conversion Price. The initial Conversion Price, which is subject to adjustment as set forth in the certificate of designation, is $0.20. The Preferred Stock has no voting rights. Holders of Preferred Stock are entitled to receive dividends (on an as-if-converted-to-common-stock basis) equal to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends are paid. Upon any liquidation, dissolution or winding-up of the company, whether voluntary or involuntary (a "Liquidation") other than a Fundamental Transaction or Change of Control Transaction (as defined in the Certificate of Designation), the holders of the Preferred Stock shall be entitled to receive out of the assets an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under the Certificate of Designation, for each share of Preferred Stock before any distribution or payment shall be made to the holders of any junior securities.

The Warrants have an initial exercise price of $0.20 per share, are immediately exercisable, and have a term of five years from the date of issuance. The exercise price and number of shares issuable upon exercise of the warrants are subject to adjustment in the event of stock splits or dividends, business combinations, sale of assets or other similar transactions but not as a result of future transactions at lower prices. A copy of the form of Warrant is attached hereto and incorporated herein by reference as Exhibit 4.1.

Rodman & Renshaw, LLC acted as the exclusive placement agent for the offering. A copy of the Placement Agent Agreement is filed as an exhibit hereto and incorporated herein by reference as Exhibit 10.2.

The Securities were offered under the Company’s previously filed Registration Statement on Form S-3 (Registration No. 333-160571), which was declared effective on July 23, 2009, and contained a base prospectus. The Company filed a prospectus supplement relating to the offering with the Securities and Exchange Commission on February 9, 2012.

The foregoing is a summary of the terms of the Securities Purchase Agreement, Placement Agent Agreement, Certificate of Designation for the Preferred Stock and form of Warrant and is qualified in its entirety by reference to the full text of each of those documents, copies of which are filed as exhibits to this Current Report.

The Company issued a press release announcing the offering on February 8, 2012. A copy of the press release is attached hereto and incorporated herein by reference as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3.1 Certificate of Designation of Series A 0% Convertible Preferred Stock.
4.1 Form of Warrant.
10.1 Form of Securities Purchase Agreement, dated February 8, 2012.
10.2 Placement Agent Agreement, dated February 8, 2012.
99.1 Press release, dated February 8, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EpiCept Corporation

February 9, 2012	By:	/s/ Robert W. Cook

Name: Robert W. Cook
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

3.1	Certificate of Designation of Series A 0% Convertible Preferred Stock.
4.1	Form of Warrant
10.1	Form of Securities Purchase Agreement, dated February 8, 2012.
10.2	Placement Agent Agreement, dated February 8, 2012.
99.1	Press release, dated February 8, 2012.